EXHIBIT 10.63
FOURTH AMENDMENT TO
PURCHASE AND SALE AGREEMENT
THIS FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of October 15, 2008, between 180 N. LASALLE II, L.L.C., a Delaware limited liability company (“Seller”), and YPI 180 N. LASALLE OWNER, LLC, a Delaware limited liability company (“Buyer”).
WITNESSETH:
WHEREAS, Seller and Younan Properties, Inc. (“Original Buyer”) entered into that certain Purchase and Sale Agreement dated as of August 12, 2008 (the “Original Agreement”), as amended by that certain First Amendment to Purchase and Sale Agreement dated as of August 29, 2008 (the “First Amendment”), that certain Second Amendment to Purchase and Sale Agreement dated as of September 3, 2008 (the “Second Amendment”), and that certain Third Amendment to Purchase and Sale Agreement dated as of September 30, 2008 (the “Third Amendment”; the Original Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, is hereinafter referred to as the “Agreement”), relating to the purchase and sale of certain property commonly known as 180 North LaSalle Street, Chicago, Illinois, and more particularly described in the Agreement (the “Property”); and
WHEREAS, pursuant to that Assignment and Assumption of Purchase and Sale Agreement between Original Buyer and Buyer dated as of October 9, 2008, Original Buyer assigned the Agreement to Buyer; and
WHEREAS, Seller and Buyer desire to further amend certain terms and conditions of the Agreement as set forth herein;
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing recitals, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Seller and Buyer hereby agree to amend and modify the Agreement as follows:
1. Capitalized Terms. All capitalized terms not separately defined in this Amendment bear the respective meanings given to such terms in the Agreement.
2. Earnest Money. Contemporaneously with the execution of this Amendment, Seller and Buyer shall jointly direct the Escrow Agent to release all of the Earnest Money that is currently held in the joint order escrow account (collectively, the “Second Released Amount”), directly to Seller, to such account as Seller may direct. The Second Released Amount shall be credited against the Purchase Price at Closing but is hereby deemed earned by Seller and shall be non-refundable to Buyer for any reason whatsoever except in the event of a default by Seller of Seller’s obligations to close the sale or a failure of a condition to Buyer’s obligation to close the sale.

3. Extension of Scheduled Closing Date. The Scheduled Closing Date, as set forth in Section 1.1 of the Agreement, is hereby extended to December 17, 2008. Unless expressly stated to the contrary, all references in the Agreement to the Scheduled Closing Date shall be deemed to refer to December 17, 2008.
4. Option to Extend Scheduled Closing Date. Notwithstanding anything to the contrary set forth herein or in the Agreement, Buyer shall have the right to further extend the Scheduled Closing Date to January 16, 2009 (the “Extended Scheduled Closing Date”). Buyer may exercise this extension right, by, not less than five (5) business days prior to the Scheduled Closing Date, (a) providing written notice to Seller of Buyer’s election to so extend the Scheduled Closing Date (the “Extension Notice”), and (b) paying directly to Seller, to such account as Seller may direct, the sum of Two Million Dollars ($2,000,000.00) in good funds, by federal wire transfer (the “Third Released Amount”). If Buyer shall fail to timely deliver the Extension Notice or timely pay the Third Released Amount to Seller, Buyer shall be deemed to have waived its right to extend the Scheduled Closing Date. If paid, the Third Released Amount shall be credited against the Purchase Price at Closing but shall be deemed earned by Seller as of the date received and shall be non-refundable to Buyer for any reason whatsoever except in the event of a default by Seller of Seller’s obligations to close the sale or a failure of a condition to Buyer’s obligation to close the sale. If Buyer timely delivers the Extension Notice and timely pays the Third Released Amount, then all references in this Agreement to the Scheduled Closing Date shall be deemed to refer to the Extended Scheduled Closing Date.
5. Accelerated Closing. Notwithstanding anything to the contrary set forth herein, Buyer shall have the right to accelerate the Scheduled Closing Date to such earlier date as Buyer may select by providing Seller with written notice specifying the date on which Buyer seeks to close, provided that (i) such date shall be not less than ten (10) business days after the date of such notice, (ii) the two (2) calendar days immediately preceding such date shall be Business Days, and (iii) such date shall be reasonably acceptable to Seller.
6. Estoppels and Matters Arising After October 15, 2008. Buyer acknowledges and agrees that there shall be no reduction of or credits against the Purchase Price as a result of any matters disclosed in the estoppel certificates delivered to Buyer through to the date hereof, all of which estoppel certificates are herby deemed to be Acceptable Estoppels, and all of which matters contained in such estoppel certificates are hereby accepted by Buyer. Seller agrees to forward to such Tenants as Buyer may designate, at no cost to Seller and solely as an accommodation to Buyer, updated estoppel certificates prepared by Buyer and reflecting accurate information (the “Updated Estoppels”). However, it is expressly understood and agreed that (i) the receipt of any or all of the Updated Estoppels in any form executed by the Tenants shall not be a condition to Buyer’s obligation to proceed with the Closing under this Agreement; (ii) Seller shall not be in default under the Agreement for failing to obtain any or all of such Updated Estoppels; and (iii) there shall be no reduction of or credits against the Purchase Price, and it shall not be a default on the part of Seller under the Agreement, as a result of any matters disclosed in the Updated Estoppels. Seller and Buyer agree that notwithstanding Sections 8.2 and 9.1(b) and anything else in the Agreement to the contrary, Buyer will be obligated to acquire the Property notwithstanding any (i) defaults, breaches or other actions by any tenants, service providers or similar third parties, and/or (ii) allegations that Seller is in default under any agreements with such tenants, service providers or third parties unless such Seller default clearly exists, meets the materiality thresholds in the Agreement, has occurred after October 15, 2008, is an intentional and willful default by Seller, and is not related to matters raised in prior Acceptable Estoppels or for which Seller has previously provided Buyer a credit against or reduction of the Purchase Price.
7. Leasing Commissions. Buyer and Seller agree that Schedule II to the Second Amendment, consisting of the list of Prospects (as defined in the Second Amendment) with whom Seller’s Leasing Agent (as defined in the Second Amendment) has been negotiating for new leases and lease amendments for the Property, shall be updated as of the Closing Date to include any additional parties with whom Seller’s Leasing Agent has been actively negotiating for new leases and lease renewals for the Property.
8. Assignment. Buyer and Original Buyer acknowledge and agree that Original Buyer is jointly and severally liable with Buyer for Buyer’s obligations under the Agreement (as amended hereby). Each of Buyer and Original Buyer represents and warrants to Seller that Buyer constitutes a “Permitted Assignee” under the provisions of Section 15.2 of the Agreement and covenants that Buyer will remain a Permitted Assignee through to the Closing. Original Buyer hereby joins in the execution of this Amendment to acknowledge its agreement with the provisions of this Amendment.
9. Full Force and Effect. Each party acknowledges that to its knowledge as of the date of this Amendment there are no defaults on the part of the other party which would entitle it to fail to close or to be entitled to a further adjustment of the Purchase Price. The Agreement, as supplemented and amended by this Amendment, remains in all respects in full force and effect. In the event of a conflict between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall be controlling. Additionally, all references in the Agreement or this Amendment to the Agreement (including references to “herein” or “therein”) shall mean and refer to the Agreement as modified hereby.
10. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BUYER:	YPI 180 N. LaSalle Owner, LLC, a Delaware limited liability company

	By:	[s] Zaya S. Younan
Name: Zaya S. Younan
Title: President

SELLER:	180 N. LASALLE II, L.L.C., a Delaware limited liability company

	By:	180 N. LaSalle Holdings, L.L.C.,
a Delaware limited liability company, its sole member

By:	PGRT Equity II LLC, a Delaware limited liability company, its administrative member

By:	Prime Group Realty, L.P., a Delaware limited partnership, its sole member

By:	Prime Group Realty Trust, a Maryland real estate investment trust, its sole general partner

By:	[s] James F. Hoffman

	Name:	James F. Hoffman
	Title:	Executive Vice President, General Counsel and Secretary

JOINDER
Younan Properties, Inc. hereby joins in the execution of this Fourth Amendment to Purchase and Sale Agreement to acknowledge its agreement with the provisions thereof.
Dated: October 15, 2008

YOUNAN PROPERTIES, INC., a California corporation
By:	[s] Zaya S. Younan
Name: Zaya S. Younan
Title: President

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